                                                                     Exhibit 4.1


NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK OF THE COMPANY ISSUABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES UNDER THE ACT AND APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                           MOBILITY ELECTRONICS, INC.
                            (A DELAWARE CORPORATION)

                    $25 MILLION THRESHOLD WARRANT TO PURCHASE
                             SHARES OF COMMON STOCK

      THIS CERTIFIES THAT, for value received, Motorola, Inc., a Delaware corporation, or its registered successors or assigns (hereinafter, the "Holder"), is entitled to purchase, subject to the conditions set forth below, at any time or from time to time during the Exercise Period (as defined below), Five Hundred Ninety-Five Thousand Two Hundred Thirty-Eight (595,238) fully paid and non-assessable shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Mobility Electronics, Inc., a Delaware corporation (the "Company"), at a per share purchase price equal to the Warrant Price. This warrant (this "Warrant") is issued as of March 31, 2005, pursuant to that certain Strategic Partners Investment Agreement dated as of March 31, 2005 (the "Investment Agreement"), by and among the Company, the Holder and the other party thereto.

1.    DEFINITIONS

      Capitalized terms used and not otherwise defined herein will have the meanings ascribed thereto in the Investment Agreement. In addition, as used in this Warrant, the following terms shall have the meanings set forth below:

      "Computer Products" means the Company's existing line of universal power products for computers (including notebook, laptop, handheld, tablet computers and the like, but excluding personal digital assistants, wireless internet (or e-mail devices), smartphones and the like (the "Portable Computers")) and all future versions (including expanded functionality), modifications, enhancements, and derivatives to such products, and any new universal power product for Portable Computers which is 60 watts or more in power and is offered for sale by the Company from time to time. Such products may also include features for charging non-computer mobile electronic devices.

      "Division" means the recently formed iTip Division of the Company, which Division was formed by the Company for the purpose of designing, developing, manufacturing, marketing and selling iTip Products; it being acknowledged and agreed that the Division is not a separate legal entity, but is a part of the Company.

      "Division EBIT" means gross margins of the Division (for the purposes of this calculation, any revenue derived from licensing or enforcement of Mobility's Intellectual Property Rights relating to the iTip Products (i.e., if the Intellectual Property Rights also pertain to non-iTip Products, then only the revenue derived from licensing or enforcing of the portion relating to the iTip Products shall be included in revenue) (including, but not limited to, any settlement amounts and damage awards relating to iTip

Products), shall be deemed gross revenue of the Division) less: (i) twenty percent (20%) of the revenues of the Division; and (ii) the aggregate Commissions, as defined in the Sales Representative Agreements dated as of March 31, 2005 between the Company and each of the Holder and RadioShack, respectively (the "Sales Rep Agreements"), payable to the Holder and RadioShack pursuant to the Sales Rep Agreements), with gross margins and revenues of the Division being determined in accordance with GAAP as applied in a manner consistent with the Company's past accounting methodologies.

      "EBIT Hurdle" means $25 million of Division EBIT for the Division for a given calendar year commencing on January 1, 2005.

      "Exercise Period" means the period commencing on February 15 of the year following the calendar year in which the EBIT Hurdle was first achieved and ending on February 15, 2008; provided, however, that if the EBIT Hurdle is first achieved in the 2007 calendar year, then the Exercise Period shall be from February 15, 2008 to August 15, 2008. Notwithstanding the foregoing, in the event that the Company enters into a definitive agreement relating to (i) a sale of the Company (whether by merger, sale of all or substantially all assets or otherwise), (ii) a sale of the Division (whether by merger, sale of all or substantially all assets or otherwise), or (iii) the exclusive license of all or substantially all of the iTip Technology (a "Fundamental Event"), the Company will notify the Holder in writing as soon as reasonably practicable thereafter but in any event no later than twenty (20) days prior to the consummation of such Fundamental Event. In connection therewith, the Exercise Period shall commence, and the Warrant will become immediately exercisable in full, upon receipt of such notice and will terminate (A) in the case of a Fundamental Event contemplated by clause (i), immediately prior to the consummation of such Fundamental Event, and (B) in the case of a Fundamental Event described in clauses (ii) or (iii), upon the one hundred eighty-first (181st) day thereafter.

      "Intellectual Property Rights" means all current and future patents, patentable rights, patents pending, continuations, enhancements, know how, rights in mask works conferred by the U.S. Semiconductor Chip Protection Act of 1984 or any modification or re-enactment thereof, copyrights, trademarks (including service marks), trade secrets, and design rights whether registered or unregistered, and including any applications for registration and any registration of any of the foregoing, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these, which may subsist anywhere in the world.

      "iTips" means any tip, cord or removable or interchangeable item that utilizes iTip Technology to remotely program a power product (including the remote programming of any iTip Product) to correctly determine and provide the appropriate voltage, current and/or power requirements for the purpose of operating or charging the battery for an electronic device (e.g., cell phones, PDA's, digital cameras, MP3 players, CD players, and the like).

      "iTip Products" means the Company's existing line of universal power products for use with mobile electronic devices and all future versions (including expanded functionality), modifications, enhancements, and derivatives to such products, and any new universal power products offered for sale by the Company from time to time, which: (i) are 70 watts or less in power; (ii) utilize iTip Technology; and (iii) cannot be used to power or charge a Portable Computer.

      "iTip Technology" means the underlying iTip, combination AC/DC, simultaneous charging and other related Intellectual Property Rights of the Company that are incorporated into the iTips and products of the Company that utilize iTips, including, but not limited to, the patents and patents pending listed on Exhibit A attached hereto.

      "Warrant Price" means $8.40 per share, subject to appropriate adjustments for any of the events set forth in Section 5 below.

2.    EXERCISE OF WARRANT

      The terms and conditions upon which this Warrant may be exercised, and the Common Stock covered hereby may be purchased, are as follows:

      2.1 Method of Exercise. Except as provided in the following sentence, the Holder may, in its sole and absolute discretion and at any time or from time to time during the Exercise Period, exercise in whole or in part the purchase rights evidenced by this Warrant. Notwithstanding the above, if at any time after the first anniversary of the Effective Date but prior to the expiration of the Exercise Period, Holder receives written notice from the Company that the closing price of the Common Stock for any 20 consecutive trading days exceeded $16.80 per share following the first anniversary of the Effective Date (as appropriately adjusted for the events described in Section 5 below), and the Company desires for the Holder to exercise this Warrant (a "Triggering Event"), then the Holder may exercise in whole or in part the purchase rights evidenced by this Warrant for a period of one hundred eighty (180) days following the date of delivery by the Company to the Holder of such written notice; it being acknowledged and agreed that this Warrant shall automatically terminate following the expiration of such 180-day period. Exercise of this Warrant shall be effected by: (a) the surrender of the Warrant, together with a duly executed copy of the form of subscription attached hereto, to the Chief Financial Officer of the Company at the Company's Scottsdale, Arizona office; and (ii) the payment to the Company, by wire transfer to an account designated by the Company, of an amount equal to the aggregate Warrant Price for the number of Shares for which the purchase rights hereunder are being exercised.

      2.2 Issuance of Shares and New Warrant. In the event the purchase rights evidenced by this Warrant are exercised in whole or in part, one or more certificates for the purchased Shares shall be issued as soon as practicable thereafter to the Holder. Such Holder shall also be issued at such time a new Warrant representing the number of Shares (if any) for which the purchase rights under this Warrant remain unexercised and continuing in force and effect. Upon exercise of this Warrant, the Holder will be entitled to all rights and privileges granted to the holders of shares of Common Stock.

      2.3 No Impairment. The Company will not, by amendment of its certificate of incorporation or bylaws, each as amended to date (the "Charter Documents"), or through reorganization, consolidation, merger, amalgamation, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Notwithstanding the foregoing, the taking of any action by the Company for which an adjustment is made pursuant to Section 5 hereof and which does not constitute a breach of the other terms of this Warrant will not be deemed to constitute a breach of the foregoing provisions or an impairment of this Warrant.

3.    TRANSFERS

      3.1 Transfers. This Warrant and all rights hereunder are not transferable in whole or in part by the Holder; provided, however, that the Holder may transfer this Warrant and all rights hereunder to its Affiliate. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Chief Financial Officer of the Company at the Company's Scottsdale, Arizona office and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the several Holders one or more appropriate new Warrants. Subject to compliance with applicable securities laws, any Shares acquired upon exercise of this Warrant may not be transferred by the Holder until thirty-five (35) days after the acquisition thereof.

      3.2 Registered Holder. The Holder agrees that until such time as any permitted transfer pursuant to subsection 3.1 is recorded on the books of the Company, the Company may treat the registered Holder as the absolute owner; provided that nothing herein affects any requirement that transfer of any Warrant or share of Common Stock issued or issuable upon the exercise thereof by subject to securities law compliance.

      3.3 Form of New Warrants. All Warrants issued in connection with transfers of this Warrant shall bear the same date as this Warrant and shall be identical in form and provision to this Warrant, other than such changes as are necessary to reflect actions taken prior to such transfer (e.g., the name of the Holder, the number of Shares then-purchasable thereunder, etc.).

4.    FRACTIONAL SHARES

      Notwithstanding that the number of Shares purchasable upon the exercise of this Warrant may have been adjusted pursuant to the terms hereof, the Company shall nonetheless not be required to issue fractions of Shares upon exercise of this Warrant or to distribute certificates that evidence fractional shares nor shall the Company be required to make any cash payments in lieu thereof upon exercise of this Warrant. Except as contemplated in the following sentence, the Holder hereby waives any right to receive fractional Shares. If a fractional Share shall result from adjustments in the number of Shares purchasable hereunder, the number of Shares purchasable hereunder shall, on an aggregate basis taking into account all adjustments hereunder from the date of issuance of this Warrant, be rounded up to the next whole number.

5.    ANTIDILUTION PROVISIONS

      The provisions of this Section 5 shall apply in the event that any of the events described in this Section 5 shall occur with respect to the shares of Common Stock at any time on or after the Closing Date:

      5.1 Stock Splits and Combinations. If the Company shall at any time subdivide or combine its outstanding shares of Common Stock, this Warrant shall, after that subdivision or combination, evidence the right to purchase the number of shares of Common Stock that would have been issuable as a result of that change with respect to the Shares which were purchasable under this Warrant immediately before that subdivision or combination. If the Company shall at any time subdivide the outstanding shares of Common Stock, the Warrant Price then in effect immediately before that subdivision shall be proportionately decreased, and, if the Company shall at any time combine the outstanding shares of Common Stock, the Warrant Price then in effect immediately before that combination shall be proportionately increased. Any adjustment under this subsection shall become effective at the time that such subdivision or combination becomes effective.

      5.2 Reclassification, Exchange and Substitution. If the Shares issuable upon exercise of this Warrant shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for in subsection 5.1 above), this Warrant shall represent the right to purchase for the same aggregate consideration, in lieu of the Common Stock which the Holder would have become entitled to purchase but for such change, the number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to purchase by the Holder on exercise of this Warrant immediately before that change. In such an event, the Warrant Price shall be appropriately adjusted.

      5.3 Reorganizations, Mergers, Consolidations or Sale of Assets. If at any time there shall be a capital reorganization, recapitalization, merger, consolidation, sale of all or substantially all assets or similar transaction (other than a combination, reclassification, exchange, or subdivision of shares provided for elsewhere in this Section 5, or a Fundamental Event) (such transaction, an "Organic Change"), then, as a part of such Organic Change, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Warrant Price then in effect, the number of shares of Common Stock or other securities or property of the Company to which a holder of shares of Common Stock deliverable upon exercise of this Warrant would have been entitled in such Organic Change if this Warrant had been exercised immediately before such Organic Change. In any such case, appropriate adjustment (as determined in good faith by the Board, subject to the reasonable approval of the Holder) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the Organic Change to the end that the provisions of this Warrant (including adjustment of the Warrant Price then in effect and number of Shares purchasable upon exercise of this Warrant) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant. For the avoidance of any doubt, the foregoing provisions will similarly apply to successive Organic Changes.

      5.4 Common Stock Dividends; Distributions. In the event the Company should at any time prior to the expiration of this Warrant fix a record date for the determination of the holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as the "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Warrant Price shall be appropriately decreased and the number of shares of Common Stock issuable upon exercise of the Warrant shall be appropriately increased in proportion to such increase of outstanding shares.

      5.5 Adjustments of Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5.4, then, in each such case for the purpose of this subsection 5.5, upon exercise of this Warrant the Holder hereof shall be entitled to a proportionate share of any such distribution as though such Holder was the holder of the number of shares of Common Stock into which this Warrant may be exercised as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

      5.6 Certificate as to Adjustments. In the case of each adjustment or readjustment of the Warrant Price pursuant to this Section 5, the Company will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, to be delivered to the Holder. The Company will, upon the written request at any time of the Holder, furnish or cause to be furnished to such Holder a certificate setting forth: (a) such adjustments and readjustments; (b) the Warrant Price at the time in effect; and (c) the number of shares of Common Stock issuable upon exercise of the Warrant and the amount, if any, of other property at the time receivable upon the exercise of the Warrant.

      5.7 Reservation of Stock Issuable Upon Exercise. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the exercise of this Warrant such number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of this Warrant and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of this Warrant, in addition to such other remedies as shall be available to the Holder, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

6.    RIGHTS PRIOR TO EXERCISE OF WARRANT

      This Warrant does not entitle the Holder to any of the rights of a stockholder of the Company. If, however, at any time prior to the expiration of this Warrant and prior to its exercise, any of the following events shall occur:

            (a) the Company shall declare any dividend payable in any securities upon the shares of Common Stock or make any distribution (other than a cash dividend) to the holders of shares of Common Stock;

            (b) the Company shall offer to all of the holders of shares of Common Stock any additional shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock or any right to subscribe for or purchase any thereof; or

            (c) a dissolution, liquidation or winding up of the Company (other than in connection with an Organic Change) shall be proposed and action by the Company with respect thereto has been approved by the Board (each, a "Material Action");

Then the Company shall give notice in writing of such Material Action to the Holder at its last address as it shall appear on the Company's records at least twenty (20) days' prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividends, distribution, or subscription rights, or for the determination of stockholders entitled to vote on the Material Action. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to publish, mail or receive such notice or any defect therein or in the publication or mailing thereof shall not affect the validity of the Material Action.

      Each person in whose name any certificate for Shares is to be issued shall for all purposes be deemed to have become the holder of record of such Shares on the date on which this instrument was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such stock certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Shares at the close of business on the next succeeding date on which the stock transfer books are open.

7.    SUCCESSORS AND ASSIGNS; TRANSFEREES

      The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and permitted assigns and other transferees. Any successor, assign or other transferee of this Warrant, by its acceptance thereof, agrees to be bound by the terms of this Warrant with the same force and effect as if a signatory thereto.

8.    RESTRICTED SECURITIES

      In order to enable the Company to comply with the Securities Act and applicable state laws, the Company may require the Holder as a condition of the transfer or exercise of this Warrant, to give written assurance satisfactory to the Company that the Warrant, or in the case of an exercise hereof the Shares subject to this Warrant, are being acquired for his or her own account, for investment only, with no view to the distribution of the same, and that any disposition of all or any portion of this Warrant or the Shares issuable upon the due exercise of this Warrant shall not be made, unless made in compliance with the requirements of the Securities Act and applicable securities laws of any State or other jurisdiction. Holder acknowledges that this Warrant is, and each of the shares of Common Stock issuable upon the due exercise hereof will be, a restricted security, and that the certificates evidencing securities issued to the Holder upon exercise of this Warrant will bear a legend substantially similar to the legend set forth on the front page of this Warrant.

9.    LOSS OR MUTILATION

      Upon receipt by the Company of satisfactory evidence of the ownership, and the loss, theft, destruction, or mutilation, of any Warrant, and (i) in the case of loss, theft, or destruction, upon receipt by the Company of indemnity satisfactory to it, or (ii) in the case of mutilation, upon receipt of such Warrant and upon surrender and cancellation of such Warrant, the Company shall execute and deliver in lieu thereof a new Warrant representing the right to purchase an equal number of shares of Common Stock.

10.   CERTAIN COVENANTS

      10.1 Further Assurances. The Company acknowledges that the issuance of the Warrant pursuant to the Investment Agreement is a material inducement to the Holder to (i) enter into the Investment Agreement, (ii) to purchase the Shares thereunder and (iii) to enter into commercial relationships with the Company. In connection therewith and in order to ensure that the intent of the parties with respect to this Warrant are realized in full, the Company (on behalf of itself and its Subsidiaries) hereby agrees to act in good faith and in the spirit of the Investment Agreement, the commercial agreements to be entered into by the parties and the Warrant and shall at all times comply with its obligations hereunder in a manner consistent with the performance standards described in the Sales Rep Agreements as such standards relate to the Sales Rep (as such term is defined therein).

      10.2 Reports. On or before the thirtieth (30th) day following each fiscal quarter, the Company will inform the Holder in writing of the Division EBIT for the prior quarter and any adjustments to the Division EBIT as reported to the Holder during any prior quarter. Such reports will be prepared from the books and records of the Company in good faith.

      10.3 Meetings. The Company agrees that, if requested by the Holder, it will meet with the Holder once each fiscal quarter at the principal executive offices of the Company to discuss the level of sales of the iTip Products. The Company agrees that it will cause such executives and managers as the Holder may reasonably request to attend such meeting.

      10.4 Audit Right. The Holder will have the right, at its sole expense, to audit the books and records of the Company (including, without limitation, the books and records relating to the Division's financial performance) in the event that the Holder reasonably believes that the EBIT Hurdle has been achieved during a prior fiscal year; provided, however, that no more than one audit may be conducted each calendar year. Any audit conducted pursuant to Section 3(d) of the Sales Rep Agreement will also be considered an audit for purposes of this limitation. This audit right may be exercised by written notice to the Company and will be conducted in manner so as not to unreasonably interfere with the conduct of the business of the Company. The Holder agrees to execute, and will cause its accountants to execute, customary and appropriate documentation to assure the Company that any information obtained in the course of such audit will be treated as confidential information.

11.   MISCELLANEOUS

      11.1 Entire Agreement. This Warrant, together with the Investment Agreement and the other agreements and instruments contemplated thereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      11.2 Amendment. No supplement, modification or amendment of this Agreement shall be binding, unless executed in writing by the Company and the Holder.

      11.3 Remedies in General. No delay or omission on the part of any party in exercising any right or remedy shall operate as a waiver of said right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or a waiver of any right on any future occasion. Every right and remedy of a party shall be cumulative and in addition to every other right and remedy expressed in this Agreement or allowed by law or equity, and may be exercised singularly or concurrently.

      11.4 Governing Law. This Warrant and any dispute, disagreement or issue of construction of interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Delaware without regard to conflicts of law.

      11.5 Notices. All notices, requests, demands and other communications under this Warrant shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows: if to the Holder, at its address set forth in
Section 8.9 of the Investment Agreement or as otherwise shown in the Company records; and if to the Company, at its Scottsdale, Arizona office, attention:
Chief Financial Officer. Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

      11.6 Severability. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance, or Person, should be held unenforceable, invalid or in violation of law by any court or other tribunal, then the application of such clause or provision in contexts or to situations, circumstances or Persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable. Further, where state or federal law governs any aspect of matters or services covered by this Agreement, such state or federal law shall prevail over inconsistent provisions in this Agreement.

      11.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party will be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

      11.8 Captions. The captions included in this Agreement have been inserted as a matter of convenience only and in no way are intended to define, limit or to be used in connection with the interpretation of this Agreement.

                      (This space intentionally left blank)

      IN WITNESS WHEREOF, the undersigned has caused this Warrant to be executed as of the date first set forth above.

                                       MOBILITY ELECTRONICS, INC.


                                       By: /s/ Charles R. Mollo
                                           --------------------
                                           Charles R. Mollo,
                                           Chief Executive Officer

                                  SUBSCRIPTION


MOBILITY ELECTRONICS, INC.
Attn: Chief Financial Officer
17800 N. Perimeter Drive, Suite 200
Scottsdale, Arizona  85255

Ladies and Gentlemen:

      The undersigned, _________________________________________, hereby elects to purchase, pursuant to the provisions of the foregoing Warrant held by the undersigned, ____________ shares (the "Shares") of the common stock, par value $0.01 per share (the "Common Stock"), of Mobility Electronics, Inc., a Delaware corporation.

      Payment of the purchase price for the Shares being purchased, as required under such Warrant, accompanies this subscription.

      The undersigned hereby represents and warrants that the undersigned is acquiring the Shares for the account of the undersigned and not for resale or with a view to distribution of such Shares or any part hereof; that the undersigned is fully aware of the transfer restrictions affecting restricted securities under the pertinent securities laws; and the undersigned understands that the Shares purchased hereby are restricted securities and that the certificate or certificates evidencing the same will bear a legend to that effect.

      DATED: ________________.

                                          Signature:____________________________
                                          Printed:______________________________

                                          Address: _____________________________
                                                   _____________________________

                                    EXHIBIT A

                                 ITIP TECHNOLOGY

ISSUED POWER PATENTS


ISSUED PATENT #                 TITLE
---------------                 ----------------------------------------------------------
5,347,211                       Selectable Output Power Converter

6,643,158                       Dual input AC/DC to Programmable DC Output Converter

6,700,808                       Dual Input AC and DC Power Supply Having a Programmable
                                DC Output Utilizing A Secondary Buck Converter

6,650,560                       Dual Input AC and DC Power Supply Having a Programmable
                                DC Output Utilizing Single-Loop Optical Feedback

6,751,109                       Dual Input AC/DC Battery Operated Power Supply

6,064,177                       Two-Part Battery Charger/Power Cable Article with
                                Multiple Device Capability

6,433,274                       Power Converter Device

6,775,163                       Dual Input AC/DC to Programmable DC Output Converter

6,791,853                       Dual Input AC/DC Power Converter Having a Programmable
                                Peripheral Power Hub Module

D2004/1351/A                    Singapore - 5 Watt Connector Solid Lines

D2004/1352/H                    Singapore - 5 Watt Receptacle Solid Lines

D2004/1353/D                    Singapore - 15 Watt Connector Solid Lines

D2004/1354/J                    Singapore - 15 Watt Receptacle Solid Lines

D2004/1355/G                    Singapore - 25 Watt Connector Solid Lines

D2004/1356/C                    Singapore - 25 Watt Receptacle Solid Lines

D2004/1357/Z                    Singapore - 35 Watt Connector Solid Lines

D2004/1358/F                    Singapore - 35 Watt Receptacle Solid Lines

157405                          Australia - 15 Watt Connector Solid Lines

157401                          Australia - 15 Watt Receptacle Solid Lines

157404                          Australia - 15 Watt Connector Solid Lines

157507                          Australia - 15 Watt Receptacle Solid Lines

157403                          Australia - 15 Watt Plug only

157400                          Australia - 25 Watt Receptacle Solid Lines

157406                          Australia - 25 Watt Connector Solid Lines

157503                          Australia - 25 Watt Receptacle Solid Lines

157506                          Australia - 25 Watt Plug only

157402                          Australia - 35 Watt Receptacle Solid Lines

157399                          Australia - 35 Watt Connector Solid Lines

157505                          Australia - 35 Watt Receptacle Solid Lines

157502                          Australia - 35 Watt Connector Solid Lines

157508                          Australia - 35 Watt Plug only

PENDING POWER PATENT APPLICATIONS

SERIAL #                        TITLE
--------                        --------------------------------------------------------
10/790,654                      Dual Input AC and DC Power Supply Having a Programmable
                                DC Output Utilizing A Secondary Buck Converter

10/715,259                      Dual Input AC and DC Power Supply Having A Programmable
                                DC Output Utilizing Single-Loop Optical Feedback

US02/03542 PCT                  Dual Input AC and DC Power Supply Having a Programmable
                                DC Output Utilizing A Secondary Buck Converter

US02/34766 PCT                  Dual Input AC/DC Battery Operated Power Supply

US02/34749 PCT                  Dual Input AC and DC Power Supply Having a Programmable
                                DC Output Utilizing Single-Loop Optical Feedback

US02/34748 PCT                  Dual Input AC/DC to Programmable DC Output Converter

10/623,060                      Programmable Power Converter

60/494,860                      Dual Input AC/DC Fuel Cell Operated Power Supply

10/663,868                      Compact Electronics Plenum

60/525,857                      Retractable Cable System For Power Converter

02707726.2                      Dual Input AC and DC Power Supply Having a Programmable
                                DC Output (Europe)

02815764.8                      Dual Input AC and DC Power Supply Having a Programmable
                                DC Output (China)

10-2004-7002345                 Dual Input AC and DC Power Supply Having a Programmable
                                DC Output (South Korea)

2003-541,122                    Dual Input AC and DC Power Supply Having a Programmable
                                DC Output (Japan)

2004104345                      Dual Input AC and DC Power Supply Having a Programmable
                                DC Output (Russia)

2002242115                      Dual Input AC and DC Power Supply Having a Programmable
                                DC Output (Australia)

160167                          Dual Input AC and DC Power Supply Having a Programmable
                                DC Output Utilizing a Secondary Buck Converter (Israel)

2004/0930                       Dual Input AC and DC Power Supply Having a Programmable
                                DC Output (South Africa)

00315/DELNP/2004                Dual Input AC and DC Power Supply Having a Programmable
                                DC Output (India)

2004 0455                       Dual Input AC and DC Power Supply Having a Programmable
                                DC Output (Norway)

200400703-5                     Dual Input AC and DC Power Supply Having a Programmable
                                DC Output (Singapore)

2,454,044                       Dual Input AC and DC Power Supply Having a Programmable
                                DC Output (Canada)

10/790,877                      Key Universal Power Tip and Power Source Connectors

--------                        --------------------------------------------------------
US2004/007084 PCT               Dual Input AC/DC Power Converter Having A Programmable
                                Peripheral Power Hub Module

US04/16292 PCT                  Key Universal Power Tip and Power Source Connectors

10-2004-7006621                 Dual Input AC/DC Battery Operated Power Supply (South
                                Korea)

2003-541,121                    Dual Input AC/DC Battery Operated Power Supply (Japan)

2002342210                      Dual Input AC/DC Battery Operated Power Supply
                                (Australia)

US02/34766                      Dual Input AC/DC Battery Operated Power Supply ( China)

02776371.3                      Dual Input AC/DC Battery Operated Power Supply (Europe)

2,466,162                       Dual Input AC/DC Battery Operated Power Supply (Canada)

01172/DELNP/200                 Dual Input AC/DC Battery Operated Power Supply (India)

US04/19301 PCT                  Programmable Power Converter

US04/16292                      Key Universal Power Tip and Power Source Connectors
                                (China)

10-2004-7013263                 Key Universal Power Tip and Power Source Connectors
                                (South Korea)

US04/16292                      Key Universal Power Tip and Power Source Connectors
                                (Japan)

US04/16292                      Key Universal Power Tip and Power Source Connectors
                                (Russia)

2004208705                      Key Universal Power Tip and Power Source Connectors
                                (Australia)

US04/16292                      Key Universal Power Tip and Power Source Connectors
                                (Israel)

2004/6728                       Key Universal Power Tip and Power Source Connectors
                                (South Africa)

US04/16292                      Key Universal Power Tip and Power Source Connectors
                                (India)

US04/16292                      Key Universal Power Tip and Power Source Connectors
                                (Norway)

US04/16292                      Key Universal Power Tip and Power Source Connectors
                                (Singapore)

2,475,060                       Key Universal Power Tip and Power Source Connectors
                                (Canada)

29/198,752                      CONNECTOR ( 5 Watt Connector TIP)

29/198,801                      CONNECTOR (15 Watt Connector TIP)

29/198,777                      CONNECTOR (25 Watt Connector TIP)

29/198,775                      CONNECTOR (35 Watt Connector TIP)

29/198,754                      CONNECTOR ( 5 Watt Receptacle)

29/198,776                      CONNECTOR (15 Watt Receptacle)

29/198,755                      CONNECTOR (25 Watt Receptacle)

29/198,756                      CONNECTOR (35 Watt Receptacle)

29/206,090                      CONNECTOR (5 Watt Connector-Revised)

--------                        --------------------------------------------------------
29/206,089                      CONNECTOR (5 Watt Receptacle-Revised)

                                                                                  CANADA

08-901134CA                     5 Watt Connector Dashed/Solid Lines

08-901135CA                     5 Watt Receptacle Dashed/Solid Lines

08-901136CA                     15 Watt Connector Dashed/Solid Lines

08-901137CA                     15 Watt Receptacle Dashed/Solid Lines

08-901138CA                     25 Watt Connector Dashed/Solid Lines

08-901139CA                     25 Watt Receptacle Dashed/Solid Lines

08-901140CA                     35 Watt Connector Dashed/Solid Lines

08-901141CA                     35 Watt Receptacle Dashed/Solid Lines

                                                                                   CHINA

DIM040859                       5 Watt Connector/Receptacle Solid Lines

DIM040860                       15 Watt Connector/Receptacle Solid Lines

DIM040869                       25 Watt Connector/Receptacle Solid Lines

DIM040870                       35 Watt Connector/Receptacle Solid Lines

                                                                                  EUROPE

000213889                       5 Watt Connector/Receptacle (Revised)

000188958                       15,25,35 Watt Connector/Receptacle

                                                                                   INDIA

TBD                             5 Watt Connector Solid Lines

TBD                             5 Watt Receptacle Solid Lines

TBD                             15 Watt Connector Solid Lines

TBD                             15 Watt Receptacle Solid Lines

TBD                             25 Watt Connector Solid Lines

TBD                             25 Watt Receptacle Solid Lines

TBD                             35 Watt Connector Solid Lines

TBD                             35 Watt Receptacle Solid Lines

                                                                                  ISRAEL

39540                           5-35 Watt Connector/Receptacle Dashed/Solid

                                                                                   JAPAN

2004-023,370                    5 Watt Connector Dashed/Solid Lines

2004-023,371                    5 Watt Receptacle Dashed/Solid Lines

2004-023,377                    15 Watt Connector Dashed/Solid Lines

2004-023,378                    15 Watt Receptacle Dashed/Solid Lines

2004-023,379                    25 Watt Connector Dashed/Solid Lines

2004-023,381                    25 Watt Receptacle Dashed/Solid Lines

2004-023,383                    35 Watt Connector Dashed/Solid Lines

2004-023,384                    35 Watt Receptacle Dashed/Solid Lines

                                                                                  NORWAY

TBD                             5-35 Watt Connector/Receptacle

                                                                                  RUSSIA

2004502018                      5-35 Watt Connectors - Solid Lines

2004502019                      5-35 Watt Receptacle - Solid Lines

                                                                            SOUTH AFRICA

2004/1001                       5 Watt Connector Dashed/Solid Lines

2004/1000                       5 Watt Receptacle Dashed/Solid Lines

2004/1003                       15 Watt Connector Dashed/Solid Lines

2004/1002                       15 Watt Receptacle Dashed/Solid Lines

2004/1005                       25 Watt Connector Dashed/Solid Lines

--------                        --------------------------------------------------------
2004/1004                       25 Watt Receptacle Dashed/Solid Lines

2004/1007                       35 Watt Connector Dashed/Solid Lines

2004/1006                       35 Watt Receptacle Dashed/Solid Lines

                                                                             SOUTH KOREA

30-2004-0023709                 5 Watt Connector Dashed Lines

30-2004-0023710                 5 Watt Receptacle Dashed Lines

30-2004-0023711                 15 Watt Connector Dashed Lines

30-2004-0023712                 15 Watt Receptacle Dashed Lines

30-2004-0023713                 25 Watt Connector Dashed Lines

30-2004-0023714                 25 Watt Receptacle Dashed Lines

30-2004-0023715                 35 Watt Connector Dashed Lines

30-2004-0023716                 35 Watt Receptacle Dashed Lines

                                                                                  TAIWAN

93304600                        5 Watt Connector Dashed/Solid Lines

93304601                        5 Watt Receptacle Dashed/Solid Lines

93304602                        15 Watt Connector Dashed/Solid Lines

93304603                        15 Watt Receptacle Dashed/Solid Lines

93304604                        25 Watt Connector Dashed/Solid Lines

93304605                        25 Watt Receptacle Dashed/Solid Lines

93304606                        35 Watt Connector Dashed/Solid Lines

93304607                        35 Watt Receptacle Dashed/Solid Lines